Oppenheimer Rochester Limited Term New York Municipal Fund
N-SAR Exhibit – Item 77Q I

A copy of the Fund’s Restated Investment Advisory Agreement follows:

1.
Post-Effective Amendment No. 32 to the Registration Statement of Rochester Portfolio Series- Oppenheimer Rochester Limited Term New York Municipal Fund, (the “Registrant”), filed with the Securities and Exchange Commission on March 27, 2013 (Accession Number 0000728889-13-000481), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Restated Investment Advisory Agreement dated 1/1/13.

•	Investment Subadvisory Agreement dated 1/1/13.

In addition, the following is Exhibit A to the Investment Subadvisory Agreement dated 1/1/13:

EXHIBIT A

TO SUBADVISORY AGREEMENT

SubAdvisory Fee

The Adviser will pay the SubAdviser a SubAdvisory Fee calculated in the same manner as the investment management fee paid by the Fund to the Adviser under the Advisory Agreement, which SubAdvisory Fee shall not exceed 90% of the investment management fee collected by the Adviser from the Fund, and which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by both the Adviser and the SubAdviser.

Oppenheimer Rochester Limited Term New York Municipal Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 32 (3-28-13) to the Registration Statement of Oppenheimer Rochester Limited Term New York Municipal Fund (the "Registrant"), Accession Number 0000728889-13-000481, which includes Amendment No. 1  and Amendment No. 2 to the Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.